Exhibit 10.16

FIFTH AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

Dated as of July 14, 2004

Among

Monitronics International, Inc.

and

The Shareholders

of

Monitronics International, Inc. Referred to Herein

TABLE OF CONTENTS

1.	Voting Provisions		2
	1A.	Composition of Board of Directors	2
	1B.	Compensation Committee	2
	1C.	Vacancies, Removal	3
	1D.	Meetings; Observer Rights	3
	1E.	Expenses	4
	1F.	Indemnification Agreements	4
	1G.	Special Voting Rights of Holders of Austin Ventures Recapitalization Stock	4
	1H.	Sole Remedy	7
	1I.	Irrevocable Proxy	7

2.	Provisions Relating to Transfers of Company Securities		7
	2A.	General Restrictions on Transfers	7
	2B.	Right of First Refusal	8
	2C.	Contractual Preemptive Rights	9
	2D.	Transferees and Future Holders of Capital Stock	11
	2E.	Co-Sale Right	11

3.	Liquidity Rights		12
	3A.	Sale of the Company	12
	3B.	Sale Procedure	13
	3C.	Cessation of Sale Procedure	14
	3D.	Accepted Sale Proposals	14
	3E.	Best Efforts	14
	3F.	Initial Public Offering	15

4.	Definitions		15

5.	Confidential Information		21

6.	General Provisions		22
	6A.	Transfer Conditions	22
	6B.	Legends on Certificates	22
	6C.	Termination; Amendment and Waiver	23
	6D.	Notices	24
	6E.	Governing Law	27
	6F.	Entire Agreement	27
	6G.	Further Assurances	27
	6H.	Counterparts	27
	6I.	Reorganization; Certain Restrictions on Application	27
	6J.	Descriptive Headings	27
	6K.	Severability	27
	6L.	Binding Effect	27

6M.	Exception for Pledge	28
6N.	Termination of the Third Amended and Restated Co Sale Agreement	28
6O.	Amendment of Prior Agreement	28
6P.	Interpretation	29

ii

FIFTH AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

This Fifth Amended and Restated Shareholders Agreement (the “Agreement”) is entered into as of July 14, 2004 by and among Monitronics International, Inc., a Texas corporation (the “Company”), the holders of Common Stock of the Company listed on the Schedule of Common Shareholders attached hereto (the “Common Shareholders”), the holders of warrants listed on the Schedule of Warrant Holders attached hereto (the “Warrant Holders”), and the holders of the Series A Preferred Stock of the Company listed on the Schedule of Preferred Shareholders attached hereto (the “Preferred Shareholders” and, together with the Common Shareholders, the Warrant Holders and such other parties as may from time to time become parties hereto the “Shareholders”).

Recitals

The Company, the holders of the Company’s Series A Preferred Stock, $0.01 par value per share (the “Old Series A”), Series B Preferred Stock, $0.01 par value per share (the “Old Series B”), Series C Preferred Stock, $0.01 par value per share, Series C-1 Preferred Stock, $0.01 par value per share (collectively, the “Old Series C”), and Series D-1 Preferred Stock, $0.01 par value per share (collectively, all such preferred stock of the Company, the “Old Preferred Stock”) and certain holders of warrants to purchase Common Stock of the Company (the “Exercising Warrantholders”) have entered into the Recapitalization Agreement dated as of the date hereof (the “Recapitalization Agreement”) pursuant to which (a) certain holders of Old Preferred Stock (other than certain holders of Old Series C) shall exchange all of their shares of Old Preferred Stock held by such holders for shares of Class A Common Stock, (b) certain holders of Old Series A and Old Series B shall exchange all of their shares of Old Series A and Old Series B for shares of new Series A Preferred Stock, (c) the Exercising Warrant Holders shall exercise their warrants for (i) shares of Class A Common Stock, in the case of Capital Resource Lenders II, L.P. (“CRL”), and (ii) shares of new Series A Preferred Stock, in the case of Austin Ventures, and (d) the Company shall redeem shares of Old Series C from certain holders of Old Series C; and the new investors listed on the Schedule of Common Shareholders as New Investors (the “New Investors”) are purchasing shares of Class A Common Stock from certain holders of Class A Common Stock who received such shares of Class A Common Stock pursuant to the exchange described in subsection (a) of this Paragraph in accordance with the Stock Purchase Agreement, dated as of the date hereof, among the Company, certain holders of Class A Common Stock and the New Investors following the transactions contemplated by the Recapitalization Agreement (the “Recapitalization”).

The Company, the Warrant Holders named therein, certain of the Common Shareholders and the holders of Old Preferred Stock named therein are parties to a Fourth Amended and Restated Shareholders Agreement, dated as of January 18, 2002 (the “Prior Agreement”).

The parties hereto desire to amend and restate and supercede and replace the Prior Agreement in its entirety in order to facilitate the transactions contemplated by the Recapitalization Agreement.

In addition, the parties hereto desire to terminate the Third Amended and Restated Co Sale Agreement, dated as of January 18, 2002 (the “Co Sale Agreement”), and to incorporate the applicable terms and conditions of such agreement in this Agreement in order to facilitate the transactions contemplated by the Recapitalization Agreement, and the parties hereto agree that the Co Sale Agreement is hereby terminated.

Capitalized terms not defined elsewhere herein shall have the respective meanings assigned to them in Part 4 of this Agreement.

The parties hereto agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties further agree as follows:

1. Voting Provisions.

1A. Composition of Board of Directors. The Shareholders agree that in any election of directors of the Company they shall vote or act by written consent, as the case may be, all shares of capital stock of the Company now or hereafter owned or controlled by them, including all shares that they are entitled to vote under any voting trust, voting agreement or proxy, to elect a Board of Directors comprised of not fewer than seven directors (or not fewer than six directors when Hull (as defined) is no longer employed by the Company as described in subsection (c) below) designated as follows:

(a) a majority of the directors (each an “ABRY Director” and collectively, the “ABRY Directors”) shall be designated by ABRY for so long as ABRY holds at least 10% of the number of shares of Common Stock that ABRY holds on the date hereof (as appropriately and equitably adjusted for stock splits, stock combinations and the like);

(b) one director (the “AV Director” and, together with the ABRY Directors, the “Purchaser Directors”) shall be designated by Austin Ventures for so long as Austin Ventures holds an aggregate of at least 10% of the number of shares of Recapitalization Common Stock and/or Series A Preferred Stock that Austin Ventures holds on the date hereof (as appropriately and equitably adjusted for stock splits, stock combinations and the like);

(c) one director (the “President Director”) shall be James R. Hull (“Hull”), for so long as Hull is employed by the Company; and

(d) one director (the “CEO Director”) shall be the individual, if any, who is the Chief Executive Officer of the Company from time to time, for so long as such individual is employed by the Company in the position of Chief Executive Officer.

The initial ABRY Directors shall be Jay Grossman, Erik Brooks, Royce Yudkoff, and Brent Stone, and the initial AV Director shall be Blaine Wesner. The obligation to vote shares in accordance with this Paragraph 1A shall be specifically applicable to and enforceable against any transferees of the parties hereto.

1B. Compensation Committee. The Board of Directors shall establish and maintain a compensation committee comprised of two or more of the ABRY Directors (as ABRY may designate from time to time), the AV Director and Hull (so long as he is a director) and such other members as the Board of Directors may designate from time to time. The compensation committee of the Board of Directors will review and make recommendations to the Board of Directors regarding salaries, bonuses and other compensation and benefits of officers and key employees of the Company and its Subsidiaries, and will administer any Approved Plan and any other stock option, incentive or compensation plans or arrangements.

1C. Vacancies, Removal. In the event of any vacancy in the Board of Directors, the Shareholders agree to vote all shares of capital stock owned or controlled by them and to otherwise use their best efforts to fill such vacancy so that the Board of Directors of the Company will be comprised of directors designated as provided in Paragraph 1A of this Agreement. The Shareholders agree to vote all shares of capital stock owned or controlled by them for the removal of (a) any director whenever (but only whenever) there shall be presented to the Board of Directors the written direction that such director be removed, signed by the party entitled to designate such director pursuant to Paragraph 1A of this Agreement, (b) Hull, as the President Director, whenever (but only whenever) Hull is no longer employed by the Company, and (c) any CEO Director, whenever (but only whenever) the individual serving as the CEO Director is no longer the Chief Executive Officer of the Company. Each of the parties agrees to use its best efforts to cause designees to be elected to the Board of Directors as provided in Paragraph 1A of this Agreement.

1D. Meetings; Observer Rights.

The Company agrees to hold meetings of the Board of Directors at least once quarterly commencing with the quarter beginning on April 1, 2004. Each of New York Life Capital Partners II, L.P. (“NYLife”) (so long as ABRY has the right to designate ABRY Directors), PPM America Private Equity Fund LP (“PPM”) (so long as ABRY has the right to designate the ABRY Directors), CRL (so long as ABRY has the right to designate the ABRY Directors) and the holders of a majority of the 2002 Warrant Shares (so long as any 2002 Warrant Shares remain outstanding) shall have the right to designate or remove a representative (an “Observer”) who shall have the right to (a) receive written notice at least one week (or 72 hours, in the case of a telephone meeting) in advance of all meetings of the Board of Directors and all meetings of committees of the Board of Directors (provided that no failure or delay in the giving of such notice will affect the validity of notice of any such meeting to the members of the Board of Directors or such committee or any action taken at such meeting) and (b) attend, as a non-voting observer, meetings of the Board of Directors and all meetings of committees of the Board of Directors. If a Purchaser Director designated pursuant to Paragraph 1A of this Agreement is not able to attend a Board of Directors meeting or a meeting of a committee on which he serves, the Person(s) entitled to designate such Purchaser Director may also designate any one individual to attend as an Observer. Any Observer described in either of the two preceding sentences may be excluded from any meeting, and materials described in this Paragraph 1D may be withheld from any such Observer, to the extent necessary to preserve any evidentiary privilege. The Company shall furnish each Observer with a copy of the minutes and other records of all meetings and other actions taken by the Board of Directors and its committees and all board packages and the written material given to directors in connection with such meeting at the same time such materials and information are given to the directors. If the Company proposes to take any action by written consent in lieu of a meeting of its Board of Directors or any committee thereof, the Company shall give written notice thereof to each Observer prior to the effective date of such consent describing in reasonable detail the nature and substance of such action (provided that no failure or delay in the giving of such notice will affect the validity of any action taken by the Board of Directors of the Company (or committee thereof) by written consent in lieu of a meeting).

1E. Expenses. The Company shall reimburse all individuals serving as directors and each Observer designated pursuant to Paragraph 1D for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and all committees thereof and otherwise incurred in fulfilling their duties as directors. If a Shareholder is entitled to but has not designated a Purchaser Director or if a Purchaser Director designated pursuant to Paragraph 1A of this Agreement is unable to attend a meeting of the Board of Directors or a committee on which he serves, the Company shall reimburse one representative of the Person(s) entitled to designate such Purchaser Director for actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and such committees.

1F. Indemnification Agreements. On the date hereof and on each later date that a Purchaser Director or any other director is first elected or appointed to the Board of Directors, the Company shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit A with each Purchaser Director and each other director of the Company who is elected or appointed to the Board of Directors on such date.

1G. Special Voting Rights of Holders of Austin Ventures Recapitalization Stock. In addition to any action otherwise required by the Articles of Incorporation or applicable law, prior to the Dividend Election Date, the Company shall not take any of the following actions without the prior authorization and approval of the holders of a majority of the Austin Ventures Recapitalization Stock:

(a) change the nature of the business or operations of the Company or any of its Subsidiaries or Control Affiliates or enter into or allow any of its Subsidiaries or Control Affiliates to enter into a line of business other than the purchase of security alarm and other monitoring contracts, the sale, servicing, installation and/or monitoring of security alarms and other monitoring systems, and ancillary businesses acquired by the Company or any Subsidiary or Control Affiliate that do not constitute more than 5% of Revenues, Assets or EBITDA (LQA), as determined on any Measurement Date;

(b) authorize or issue, or obligate itself to issue, any Company Security (including any Company Security convertible into or exercisable or exchangeable for any Company Security) that would rank senior to, or pari passu with, the Series A Preferred Stock as to dividend or redemption rights or liquidation preferences, or issue or obligate itself to issue, or allow any of its Subsidiaries to issue or obligate itself to issue, any Triggering Funded Debt, unless: (i) in the case of any such Company Securities only, such Company Securities are issued at no less than Fair Market Value, (ii) such Company Securities or Triggering Funded Debt is issued for cash (provided, however, that such Company Securities may be issued as non-cash consideration for the acquisition of assets or Equity Securities of another Person, so long as such acquisition or issuance of Company Securities does not result in a breach of any other provision of this Agreement), (iii) no Company Securities outstanding immediately after the Recapitalization are converted into or exchanged for such Company Securities or Triggering Funded Debt, (iv) such Company Securities or Triggering Funded Debt, as the case may be, do not contain terms and conditions that prohibit the exercise of the rights of Austin Ventures or the holders of Series A Preferred Stock pursuant to Part 1 or Part 3 hereof, and (v) after such issuance and the application of the proceeds of such issuance, either (A) the Debt Amount does not exceed the product of the Permitted Leverage Multiple multiplied by EBITDA (LQA) or (B)

as a result of such issuance (after giving effect to the application of the proceeds thereof), the Leverage Multiple does not increase (all Company Securities issued in compliance with this subparagraph 1G(b) being the “Permitted Senior Securities”);

(c) issue, or obligate itself to issue, any Series A Preferred Stock, other than to holders of Series A Preferred Stock outstanding immediately after the Recapitalization and their permitted transferees;

(d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), or allow any of its Subsidiaries or Control Affiliates to redeem, purchase or otherwise acquire, any Company Security (including any Company Security convertible into or exercisable or exchangeable for any Company Security), that ranks junior to the Series A Preferred Stock as to dividend, redemption rights or liquidation preferences, or that is pari passu with or senior to the Series A Preferred Stock as to dividend, redemption rights or liquidation preferences and that is not a Permitted Senior Security, excluding in each case (i) redemptions, repurchases or other acquisitions of Company Securities issued to employees of the Company or its Subsidiaries or the Hull Partnership that are required under arrangements in effect at the time of the Recapitalization, and (ii) additional redemptions, repurchases or other acquisitions of Company Securities issued to employees of the Company and its Subsidiaries (provided that the aggregate amount of all such redemptions described in this clause (ii) does not exceed $7.5 million);

(e) declare or pay a dividend or distribution of any kind on any Company Securities that rank junior to the Series A Preferred Stock as to dividend or redemption rights or liquidation preferences, or that are pari passu with or senior to the Series A Preferred Stock as to dividend, redemption rights or liquidation preferences and that are not Permitted Senior Securities;

(f) other than provisions in the definitive documentation relating to any Funded Debt or Permitted Senior Securities or the terms of such Funded Debt or Permitted Senior Securities themselves (which shall not, in either case, prohibit Austin Ventures or the holders of Series A Preferred Stock from exercising their rights under Part 1 or Part 3 hereunder), enter into, or allow any of its Subsidiaries or Control Affiliates to enter into, any financing transaction, agreement to issue Company Securities or other arrangement with terms and conditions that would prohibit the Company from performing its obligations in respect of the Series A Preferred Stock;

(g) enter into, or allow any of its Subsidiaries or Control Affiliates to enter into, any financing transaction, agreement to issue Company Securities or other arrangement with terms and conditions that would prohibit the exercise of the rights of Austin Ventures or the holders of Series A Preferred Stock pursuant to Part 1 or Part 3 hereof;

(h) acquire, or permit any Subsidiary or Control Affiliate to acquire, any Equity Securities or other interest in any Person or business (whether by a purchase of assets, purchase of Equity Securities, merger or otherwise), or enter into any joint venture, in either case involving aggregate consideration payable by the Company and its Subsidiaries and Control Affiliates (including, without limitation, the assumption by one or more of them of liabilities whether direct or indirect) exceeding $100,000,000 in any one transaction (or series of related transactions); provided, however, that this subparagraph (h) shall not preclude the purchase of security alarm contracts in the ordinary course of business;

(i) make any amendment to the Articles of Incorporation or the Company’s bylaws, or file any resolution of the Board of Directors with the Texas Secretary of State, containing any provisions which would (i) increase the number of authorized shares of the Series A Preferred Stock or (ii) adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Series A Preferred Stock under, the Articles of Incorporation or the Company’s bylaws, other than any such amendment or resolution to establish or amend the terms of Permitted Senior Securities that does not otherwise violate any of the terms of this Agreement;

(j) enter into, amend, modify or supplement, or permit any Subsidiary or Control Affiliate to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement (including, without limitation, any agreement, transaction, commitment or arrangement whereby any fees or other consideration would be paid) with any of its or any such Subsidiary’s or Control Affiliate’s officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person owns a beneficial interest, except for (i) customary employment arrangements and benefit programs on reasonable terms (provided, however, that no such arrangements or programs shall be with ABRY or any Affiliate of ABRY), (ii) financing arrangements with any such Persons if (a) such financing results in the issuance of Company Securities or securities of any Subsidiary or Control Affiliate that are either (X) junior as to dividend and redemption rights and liquidation preferences to the Series A Preferred Stock or (Y) Permitted Senior Securities, (b) such Company Securities or securities of such Subsidiary or Control Affiliate are issued either at no less than Fair Market Value for cash or upon the conversion, exercise or exchange in accordance with their terms of Company Securities previously issued in accordance with this Paragraph 1G(j), and (c) such financing does not include the payment of any fees to ABRY and/or Affiliates of ABRY, or (iii) so long as ABRY and its Affiliates control the Company, transactions with officers, directors, employees, stockholders or Affiliates of the Company or any of its Subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any Person owns a beneficial interest that are not ABRY or any Affiliate of ABRY on such terms as are approved by ABRY; or

(k) establish, acquire or own, or allow any Subsidiary or Control Affiliate to establish, acquire or own, any Equity Securities (or securities convertible into, or exercisable or exchangeable, for Equity Securities) of ABRY or any Affiliate of ABRY, provided that the Company, a Subsidiary or a Control Affiliate may establish, acquire or own any Equity Securities of any Subsidiary or Control Affiliate that is deemed to be an Affiliate of ABRY solely by virtue of ABRY’s ownership of stock of, and control of, the Company.

In the event that holders of the majority of the Series A Preferred Stock do not make a Dividend Election prior to the expiration of the Final Dividend Election Period, the rights granted to the holders of the Series A Preferred Stock pursuant to Paragraphs 1G(a)-(i) and (k) shall terminate and have no further force or effect upon the expiration of the Final Dividend Election Period.

1H. Sole Remedy. The adjustments, rights and remedies set forth in Paragraph 4E of the Articles of Incorporation constitute the sole remedy and right of recovery against the Company for any and all claims by the holders of Series A Preferred Stock in connection with any breaches of Paragraph 1G (other than Paragraph 1G(i)), and each holder of Series A Preferred Stock hereby waives all other remedies, whether at law or in equity in connection with any breach of Paragraph 1G (other than Paragraph 1G(i)). Subject to the adjustments, rights and remedies set forth in Paragraph 4E of the Articles of Incorporation, upon delivery of the notice required by the initial sentence of Paragraph 4E of the Articles of Incorporation, all breaches of Paragraph 1G (other than Paragraph 1G(i)) described in such notice shall be deemed to be waived by the holders of Series A Preferred Stock and any Company Securities issued in a breach of Paragraph 1G(b) described in such notice will constitute Permitted Senior Securities. All other terms contained in this Agreement will remain in full force and effect.

1I. Irrevocable Proxy. The holders of the Series A Preferred Stock hereby acknowledge and agree that, except as specifically set forth in the Articles of Incorporation or this Agreement, the Series A Preferred Stock shall not have the right to vote on any matter as a separate class with respect to any matter on which shareholders of the Company are entitled to vote. In furtherance thereof, each of the holders of the Series A Preferred Stock hereby appoints ABRY as its or his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of its or his shares of Series A Preferred Stock in any circumstance in which a separate class vote of the Series A Preferred Stock is required pursuant to the terms of the Texas Business Corporation Act but is not required by the express terms of the Articles of Incorporation (disregarding Paragraph 4A of Part 4 of Article Four of the Articles of Incorporation in making such determination) or this Agreement. The proxies and powers granted by each holder of Series A Preferred Stock pursuant to this Paragraph 1I are coupled with an interest and are given to secure the agreements herein. Such proxies and powers shall be irrevocable until the Series A Preferred Stock is converted into Common Stock and shall survive the death, disability, bankruptcy or dissolution of any holder of Series A Preferred Stock and the subsequent holders of Series A Preferred Stock.

2. Provisions Relating to Transfers of Company Securities.

2A. General Restrictions on Transfers.

(a) During the term of this Agreement, no shares of Restricted Stock may be transferred except pursuant to (i) a Permitted Transfer to a Permitted Transferee, (ii) a sale that complies with the provisions of Paragraphs 2B and 2E of this Agreement; provided that (A) shares of Austin Ventures Recapitalization Stock and (B) any 2002 Warrants or 2002 Warrant Shares that are transferred to a purchaser of the notes issued under the 2002 Note Agreement in conjunction with the transfer and sale of such notes, shall each be excluded from the restrictions set forth in Paragraph 2B (iii) the Sale of the Company pursuant to Part 3 of this Agreement, or (iv) the redemption provisions contained in the Articles of Incorporation with respect to the Series A Preferred Stock. During the term of this Agreement, no ABRY Shares may be transferred, except pursuant to (x) a Permitted Transfer to a Permitted Transferee, (y) a sale that complies with Paragraph 2E of this Agreement and, during any Transfer Period, Paragraph 2B of this Agreement, or (z) the Sale of the Company pursuant to Part 3 of this Agreement. Notwithstanding the foregoing, any transfer of shares of Restricted Stock or ABRY

Shares must comply with the provisions of Paragraph 2D of this Agreement, and shares of Restricted Stock and ABRY Shares may be pledged as contemplated by Paragraph 6M of this Agreement.

(b) During the term of this Agreement, no holder of Series A Preferred Stock may transfer any shares of Series A Preferred Stock without the prior written consent of holders of a majority of the ABRY Shares, except pursuant to (v) the redemption provisions contained in the Articles of Incorporation, (w) the Co-Sale right described in Paragraph 2E, prior to the Dividend Election Date, (x) a Permitted Transfer to a Permitted Transferee, (y) the Sale of the Company or (z) a pledge of Company Securities to the Lenders as acknowledged by the parties hereto pursuant to Paragraph 6M of this Agreement.

2B. Right of First Refusal.

(a) Except pursuant to a Permitted Transfer to a Permitted Transferee or the Sale of the Company pursuant to Part 3 of this Agreement, a holder of Restricted Stock (excluding any Austin Ventures Recapitalization Stock held by such holder) may only sell shares of Restricted Stock to another Person if (i) such holder has received a bona fide written offer to purchase such shares of Restricted Stock and (ii) such holder has complied with the provisions of this Paragraph 2B and Paragraph 2E. Whenever and as often as any holder of Restricted Stock desires to sell any shares of Restricted Stock pursuant to such a bona fide written offer to purchase such shares, such holder (for purposes of this Paragraph 2B, the “Selling Shareholder”) shall give written notice (the “Selling Shareholder Notice”) to the Company and to each of the other Shareholders (each, an “Offeree Shareholder”) to such effect, enclosing a copy of such offer and specifying the number of shares of Restricted Stock that the Selling Shareholder desires to sell, the name of the Person(s) to whom the Selling Shareholder desires to make such sale and the consideration per share of Restricted Stock that has been offered in connection with such offer. Upon receipt of a Selling Shareholder Notice, the Offeree Shareholder(s), pro rata in accordance with their ownership of shares of Common Stock and 2002 Warrant Shares, calculated on a fully diluted as if converted basis, shall have the right and option to purchase the shares proposed to be sold for cash at the purchase price per share specified in such Selling Shareholder Notice, exercisable for 20 days after the receipt of such Selling Shareholder Notice. Failure of any Offeree Shareholder to respond to such notification within such 20-day period shall be deemed to constitute a notification to the Selling Shareholder of such Offeree Shareholder’s decision not to exercise such Offeree Shareholder’s right and option to purchase such shares under this Paragraph 2B. If any Offeree Shareholder fails to exercise its first right and option, the Selling Shareholder shall give written notice to each of the other Offeree Shareholders who has elected to purchase its pro rata share of the shares proposed to be transferred, and each such Offeree Shareholder shall have the right, exercisable for a period of five days from the date of the receipt of such notice, to elect to purchase the remaining shares, pro rata in accordance with their ownership of shares of Common Stock and 2002 Warrant Shares, calculated on a fully diluted as if converted basis, as compared to the shares of Common Stock, calculated on a fully diluted as if converted basis, held by all such electing Offeree Shareholders, or in such other proportions as they may otherwise agree upon. In the event the consideration to be paid for each share of Common Stock as set forth in the Selling Shareholder Notice includes non-cash consideration, the dollar value of such non-cash consideration shall be its fair market value as determined by the Selling Shareholder and holders of a majority of the

Common Stock and 2002 Warrant Shares, calculated on a fully diluted as if converted basis, who have elected to purchase shares from the Selling Shareholder. If such parties are unable to reach an agreement within 15 days after receipt of the Selling Shareholder Notice, the fair market value of such non-cash consideration will be determined by an independent appraiser jointly selected by the Selling Shareholder, on the one hand, and the holders of a majority of the Common Stock and 2002 Warrant Shares, calculated on a fully diluted as if converted basis, voting as a single class, on the other hand, who have elected to purchase shares from the Selling Shareholder and the period within which an Offeree Shareholder may exercise its right or option under this Paragraph shall be extended until 10 days after such appraisal is completed.

(b) Each Offeree Shareholder may exercise the right and option provided above by giving written notice (the “Offeree Shareholder Notice”) of its decision to exercise such right and option to the Selling Shareholder within the 20-day period specified above, specifying the date (not later than five days from the date of expiration of all applicable first right and options to purchase shares under this Paragraph) upon which payment of the purchase price for the shares purchased pursuant to this Paragraph shall be made. The Selling Shareholder shall deliver to each Offeree Shareholder at the Company’s principal office, one day prior to the payment date, wire transfer instructions, and on the payment date specified in the Offeree Shareholder Notice, the certificate or certificates representing such shares, properly endorsed for transfer, against payment of the purchase price therefor by such Offeree Shareholder in immediately available funds.

(c) If all the shares proposed to be transferred are not purchased by the Offeree Shareholder(s) in accordance with this Paragraph 2B, the Selling Shareholder shall not be required to sell any of such shares to the Offeree Shareholder(s), and during the 90-day period commencing on the expiration of the rights and options provided for in this Paragraph 2B, the Selling Shareholder may sell all (but not less than all) of such shares to the transferee named in the Selling Shareholder Notice for a consideration equal or greater than and on the other terms and conditions specified in the Selling Shareholder Notice, free of the restrictions on such sale contained in this Paragraph 2B (but subject to the other terms and conditions hereof, including Paragraph 2D and Paragraph 2E of this Agreement).

(d) For the purposes of calculating the number of shares an Offeree Shareholder may acquire under this Paragraph 2B and for purposes of calculating the number of shares an Eligible Shareholder may transfer under Paragraph 2E below, no Common Stock or Company Securities (including the 2002 Warrant Shares) that are convertible into, or exercisable or exchangeable for Common Stock (“Convertible Securities”) held by an Offeree Shareholder or any Eligible Shareholder, as applicable, shall be deemed issued and outstanding unless (i) such Common Stock or Convertible Securities have vested or are not subject to vesting and (ii) if such Offeree Shareholder or Eligible Shareholder, as applicable, is a Management Shareholder, such Offeree Shareholder or Eligible Shareholder, as applicable, is then an employee of the Company.

2C. Contractual Preemptive Rights. The parties hereto agree that their respective preemptive or similar rights with respect to the issuance of Company Securities by the Company after the date hereof shall be governed exclusively by this Paragraph 2C. If prior to a Qualified Public Offering, the Company shall issue any Company Securities (including any transfer by the

Company of previously-issued Company Securities), each holder of 2002 Warrant Shares, Recapitalization Common Stock or Series A Preferred Stock if a Dividend Election has not been made (and, with respect to Austin Ventures, each Affiliate of Austin Ventures (collectively, the “AV Partners”)) and the Hull Partnership shall be entitled to purchase the proportion of such Company Securities equal to the quotient determined by dividing (1) the aggregate shares of Common Stock and Series A Preferred Stock beneficially held by such holder and (2) the total number of shares of Common Stock, 2002 Warrant Shares and Series A Preferred Stock outstanding (assuming, in each case, the conversion, exercise or exchange of all outstanding Company Securities, including outstanding Company Securities held by such holder) (with respect to the AV Partners, Austin Ventures shall designate which of the AV Partners shall purchase shares and in what quantities so that the proportion of all shares purchased by the AV Partners and Austin Ventures in the aggregate is the same as if only Austin Ventures were purchasing); provided, however (a) if such holder elects to purchase such Company Securities, such holder shall be required to purchase (i) such Company Securities on the same terms and conditions as such Company Securities were issued by the Company and (ii) if more than one type of Company Security is issued and/or such Company Security is issued together with any Funded Debt, a pro rata amount of each such Company Security and/or such Funded Debt issued and (b) that such preemptive right shall not apply to (i) Company Securities issued to employees or independent contractors of or consultants to the Company under any Approved Plan, (ii) Company Securities issued in connection with an exercise of the preemptive rights granted hereunder, (iii) Series A Preferred Stock issued to Austin Ventures as a dividend or dividends in Series A Preferred Stock, (iv) Company Securities issued upon conversion of Series A Preferred Stock, (v) Company Securities issued upon exercise of the Heller Warrant or the 2002 Warrant or upon conversion of Class B Common Stock, (vi) Company Securities issued as consideration in the merger with or acquisition of another Person or an acquisition of assets other than cash, (vii) Company Securities issued in connection with a public offering, or (viii) Company Securities issued as a result of a Tax Valuation Event (as defined in the Recapitalization Agreement). A holder of Recapitalization Common Stock or Series A Preferred Stock, an AV Partner or the Hull Partnership may exercise his or its right under this Paragraph 2C to purchase Company Securities by providing written notice to the Company within 20 days, and by paying the purchase price therefor at the principal office of the Company within 30 days, after the receipt of notice from the Company (which notice by the Company shall be given at least 30 days before the issuance of the Company Securities) stating the amount of Company Securities it intends to issue and the price and characteristics thereof. The holder, the Hull Partnership or AV Partners, as applicable, shall pay such purchase price in immediately available funds. A holder’s, the Hull Partnership’s or an AV Partner’s, as applicable, contractual preemptive rights hereunder shall be deemed to be exercised immediately prior to the close of business on the day of payment of the purchase price in accordance with the foregoing provisions, and at such time such holder, the Hull Partnership or AV Partner, as applicable, shall be treated for all purposes as the record holder of the Company Securities, as the case may be. As promptly as practicable (and in any event within 10 days) on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of Company Securities together with cash for any fraction of a share or portion of a Company Security at the purchase price to which the holder, the Hull Partnership or AV Partner, as applicable, is entitled hereunder.

2D. Transferees and Future Holders of Capital Stock. Except as otherwise specifically provided herein, (a) any transferee or other Person who shall acquire (either voluntarily or involuntarily, by operation of law or otherwise) any Company Securities from any party to this Agreement shall be bound by all the terms and conditions of this Agreement to the same extent as such party and (b) any Person who shall acquire shares of Common Stock or Series A Preferred Stock shall agree to be bound by all the terms and conditions of this Agreement to the same extent as if it were an original party to this Agreement and execute an addendum agreement with the parties hereto in the form of Exhibit B attached hereto, agreeing to be bound hereby. Any attempted transfer of Company Securities by any party to this Agreement other than in accordance with this Agreement shall be null and void and the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of such Company Securities pursuant to any such transfer. The Company shall not effect any transfer of Company Securities by any party to this Agreement until: (i) it has received evidence satisfactory to it that all of the provisions of this Agreement applicable to such transfer have been complied with and (ii) each transferee of such Company Securities (and such transferee’s or other Person’s spouse, if any) has executed an addendum agreement with the parties hereto in the form of Exhibit B attached hereto, agreeing to be bound hereby. Each transferee of Company Securities shall take such Company Securities subject to, and be fully bound by, this Agreement with the same effect as if it were a party hereto, with those rights and obligations hereunder expressly provided herein.

2E. Co-Sale Right.

(a) Subject to Paragraph 2E(c) of this Agreement, whenever and as often as any party hereto (a “Transferring Shareholder”) desires to sell any Common Stock, 2002 Warrant Shares or Series A Preferred Stock (prior to the delivery of a Dividend Election) (“Triggering Securities”), the Transferring Shareholder shall give written notice (the “Transferring Shareholder Notice”) to each other party hereto that is a holder of Common Stock or any Convertible Security (each, an “Eligible Shareholder”) to such effect, enclosing a copy of the written offer (or, if no written offer exists, a detailed written summary of such unwritten offer) specifying the number and type of Triggering Securities which the Transferring Shareholder desires to sell (and, in the case of Triggering Securities other than Common Stock, the number of shares of Common Stock such Triggering Securities are convertible into, or exercisable or exchangeable for), the name of the Person(s) to whom the Transferring Shareholder desires to make such sale and the purchase price per share of Triggering Securities which has been offered in connection with such offer. Each Eligible Shareholder shall have the right, at such Eligible Shareholder’s option, either to (i) exercise its rights, if any, under Paragraph 2B of this Agreement (if such Paragraph 2B applies to such sale) or (ii) to participate in the sale to the prospective purchaser pursuant to this Paragraph 2E (the “Co-Sale Right”). For the avoidance of doubt, for purposes of this Paragraph 2E, a sale of 2002 Warrants constitutes a sale of 2002 Warrant Shares by the holder of such Warrants.

(b) An Eligible Shareholder may exercise his or its Co-Sale Right by giving written notice (the “Offeree Shareholder Notice”) to the Selling Shareholder within 20 days after the receipt of the Transferring Shareholder Notice. If any Eligible Shareholder exercises his or its Co-Sale Right, the Transferring Shareholder shall arrange for the sale to the prospective purchaser of up to the quantity of Common Stock (including, in the case of

Convertible Securities, shares of Common Stock issuable upon the conversion, exercise or exchange of such Convertible Securities) held by each Eligible Shareholder delivering an Offeree Shareholder Notice which bears the same proportion to the total number of shares of Common Stock (on a fully diluted as if converted basis) owned by such Eligible Shareholder as the number of shares of Common Stock (including 2002 Warrant Shares) (on a fully diluted as if converted basis) being sold by the Transferring Shareholder bears to the total number of shares of Common Stock (including 2002 Warrant Shares) (on a fully diluted as if converted basis) owned by the Transferring Shareholder, at the purchase price per share and on the terms and conditions specified in the Transferring Shareholder Notice. For purposes of this Paragraph 2E(b):

If the Transferring Shareholder proposes to sell only Common Stock, an Eligible Shareholder may elect to sell (A) Common Stock (1) held by such Eligible Shareholder and/or (2) issuable to such Eligible Shareholder upon the conversion, exercise or exchange of Convertible Securities held by such Eligible Shareholder (but only to the extent such Convertible Securities are not subject to vesting at the time of such sale by the Transferring Shareholder), at the purchase price per share specified for the Common Stock in the Transferring Shareholder Notice, and/or (B) Convertible Securities held by such Eligible Shareholder (but only to the extent such Convertible Securities are not subject to vesting at the time of such sale by the Transferring Shareholder), at the purchase price per share of Common Stock specified in the Transferring Shareholder Notice less any consideration payable upon exercise of any such Convertible Security multiplied by the number of shares of Common Stock issuable upon the conversion, exercise or exchange of such Convertible Securities.

(c) The Co-Sale Right shall not apply to (i) the repurchase or redemption by the Company of any Company Securities held by employees or former employees or their transferees, (ii) any event which is a “liquidation” (as defined in the Articles of Incorporation), (iii) transfers of Company Securities to any Permitted Transferee, (iv) a pledge of Company Securities to the Lenders as acknowledged by the parties hereto pursuant to Paragraph 6M of this Agreement, (v) any sale of Restricted Stock to Offeree Shareholders pursuant to Paragraph 2B hereof, or (vi) the repurchase or redemption of any shares of Series A Preferred Stock pursuant to the Articles of Incorporation.

3. Liquidity Rights.

3A. Sale of the Company.

(a) Subject to the terms of this Paragraph 3A, at any time and from time to time during any period, other than a Transfer Period, the holders of a majority of the ABRY Shares (the “ABRY Holders”) may elect, by giving written notice (an “ABRY Sale Notice”) of such election to the Company, to initiate procedures for the Sale of the Company; provided, however, that upon delivery of a Preferred Sale Notice (as defined below), the ABRY Sale Notice shall immediately be deemed rescinded and of no further force or effect, and the Company shall proceed with the Sale of the Company process pursuant to this Part 3 in accordance with the procedures governing a Sale of the Company process initiated by the Preferred Initiating Holders (as defined below).

(b) If a Dividend Election has been made and the Company fails to redeem all outstanding shares of Series A Preferred Stock (for any reason, including that such redemption is prohibited by any other agreement to which the Company is a party (including restrictions in the agreements pursuant to which Permitted Senior Securities are issued or by the terms of such securities themselves) or that the funds of the Company legally available to make such redemption are insufficient) on or prior to June 30, 2009, the holders of a majority of the outstanding shares of Series A Preferred Stock (the “Preferred Initiating Holders”) may elect, by giving written notice (a “Preferred Sale Notice”) to the Company within 45 days after June 30, 2009, to initiate procedures for the Sale of the Company. If a Preferred Sale Notice or an ABRY Sale Notice is given, the sale procedures set forth below shall apply.

3B. Sale Procedure.

(a) In the event the Company receives an ABRY Sale Notice or a Preferred Sale Notice, the Board of Directors shall, as promptly as practicable, pursue a process, the goal of which is to bring about the Sale of the Company, by engaging a Qualified Investment Banker, at the Company’s expense, to represent the Company and the Shareholders in connection with the Sale of the Company and seek indications of interest, proposals and offers regarding the same (“Sale Proposals”). The Company and the Shareholders shall use their reasonable best efforts to facilitate the Sale of the Company process, which will be conducted, at the Company’s expense, at the direction of and controlled by the Directing Holders (as defined in Paragraph 3B(b)). Without limiting the foregoing, the Directing Holders may negotiate with prospective parties to a Sale of the Company and any Sale Proposal, as modified as a result of such negotiations and however embodied (including in the form of one or more definitive agreements for execution by the Company and/or the Shareholders), will continue to constitute a Sale Proposal.

(b) If the Sale of the Company process is initiated by delivery of an ABRY Sale Notice that is not deemed rescinded pursuant to the terms of Paragraph 3A(a) above, then the “Directing Holders” will be holders of a majority of the ABRY Shares. If the Sale of the Company process is initiated by delivery of a Preferred Sale Notice or an ABRY Sale Notice that is subsequently deemed rescinded pursuant to the terms of Paragraph 3A(a) above, then the “Directing Holders” will be holders of a majority of the Series A Preferred Stock.

(c) During the Sale of the Company process, the Company shall, from time to time (and not less frequently than once per week), give to each of the holders of the Warrant Shares, a written update (a “Sale Update”) as to the progress of the Sale of the Company process and describing each Sale Proposal received by the Company or the Qualified Investment Banker engaged to pursue the Sale of the Company, setting forth the name of the proposed purchaser, a description of the consideration to be received upon the Sale of the Company, the proposed date for closing the Sale of the Company and the other material terms of each Sale Proposal. The Company shall also provide each holder of 2002 Warrant Shares with copies of each Sale Proposal together with all such other information pertaining thereto as may be reasonably be requested by any such holder of 2002 Warrant Shares.

(d) At any time during the Sale of the Company process, the Directing Holders may direct the Company and/or the other Shareholders to pursue, accept, decline to pursue, cease to pursue or reject any Sale Proposal and otherwise direct and control the Sale of the Company process. Nothing herein will prohibit the Directing Holders from contemporaneously pursuing, or directing that others pursue, more than one Sale Proposal.

3C. Cessation of Sale Procedure. At any time after the Sale of the Company process has been initiated, the Directing Holders shall have the right to direct the Company to cease the solicitation of offers for the Sale of the Company.

3D. Accepted Sale Proposals. At any time during the Sale of the Company process, the Directing Holders may give the Company notice (or at any time, other than while a Sale of the Company process initiated by a Preferred Sale Notice is ongoing, the ABRY Holders may give the Company a notice) to the effect that they have elected that the Company and/or the Shareholders accept a Sale Proposal (an “Accepted Proposal”); provided that the ABRY Holders may not give notice of an Accepted Proposal unless: (x) if a Dividend Election has been made, the Sale Proposal to be accepted provides for the payment of all amounts payable to the holders of Series A Preferred Stock pursuant to the terms of the Articles of Incorporation and (y) all holders of Company Securities of the same class as ABRY would receive the same form of consideration and the same proportion of aggregate net consideration as ABRY is receiving in respect of such Company Securities under such Sale Proposal. The Company will then give notice thereof (the “Acceptance Notice”) to the other Shareholders. Within 10 days following receipt of the Acceptance Notice (or such longer period as the Initiating Holder may specify), the Company (and/or each Shareholder, if the Accepted Proposal is an offer to acquire Company Securities by sale, merger or otherwise), must accept the Accepted Proposal, including entering into any related definitive agreement(s) consummating the Sale of the Company in accordance with the terms and conditions thereof; provided, however, that any obligation or other liability of any Shareholder will be individual to each Shareholder (and not joint or joint and several) and will be limited to the net amount of proceeds received by such Shareholder from such Sale.

3E. Best Efforts.

(a) The Company and each Shareholder agree to use reasonable best efforts to effect the Sale of the Company pursuant to any Accepted Proposal, including, without limitation, voting all shares of voting stock held by such Shareholder to approve a sale of assets by the Company followed by the liquidation and dissolution of the Company, or to adopt a plan of merger or consolidation by the Company included in the terms of such Accepted Proposal, and waiving all related dissenters’ appraisal and similar rights.

(b) During the Sale of the Company process, so long as they are the Directing Holders, the Preferred Initiating Holders will act in good faith to conduct such process in a manner designed to maximize the consideration offered for the equity of the Company; provided, that, any Directing Holders may also take into consideration factors such as the amount and form of consideration to be paid, the timing of, and contingencies related to, the payment of the consideration to be paid, the relative liquidation preferences and seniority positions of the holders of Company Securities, the timing of the closing of the Sale of the Company, the likelihood of the consummation of the Sale of the Company, the nature, type and availability of financing sources to fund the consideration to be paid and such other reasonable factors as such Directing Holders may, in their sole discretion (acting in good faith as described above), deem to be relevant. Notwithstanding the foregoing, the Shareholders (other than the Initiating Holders) acknowledge that the Directing Holders (i) shall not have any duty to postpone or, once initiated, suspend the Sale of the Company process and (ii) shall have the sole discretion (acting in good faith as described above) to (a) take into consideration those factors set forth in the preceding sentence and such other reasonable factors as such Directing Holders deem relevant in evaluating each Sale Proposal and (b) provided the Directing Holders have conducted the Sale of the Company process in the manner described above, accept any Sale Proposal at any time during such process and to require that the Company and/or the Shareholders agree to consummate, and consummate, a Sale of the Company pursuant to the provisions of this Part 3.

3F. Initial Public Offering. Without the prior written consent of the Directing Holders, the Company shall not pursue an initial public offering of Company Securities during the time the Sale of the Company is being sought pursuant to this Part 3.

4. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1999 Stock Plan” means the Company’s 1999 Stock Option Plan, dated November 3, 1999, which provides for issuance of up to 150,000 shares of Class A Common Stock.

“2001 Stock Plan” means the Company’s 2001 Stock Option Plan, dated April 27, 2001, which provides for issuance of up to 250,000 shares of Class A Common Stock.

“2002 Note Agreement” means the Subordinated Note and Warrant Purchase Agreement, dated as of January 18, 2002, between the Company and The Northwestern Mutual Life Insurance Company, as amended.

“2002 Warrants” means the warrants to acquire up to 1,133,328 shares of Class A Common Stock (subject to adjustment as provided in such warrants) issued pursuant to the 2002 Note Agreement.

“2002 Warrant Shares” means (i) the shares of Class A Common Stock issued or issuable upon the exercise of the 2002 Warrants and (ii) any Class A Common Stock or other Common Stock issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; for purposes of this Agreement, any Person who holds 2002 Warrants shall be deemed to be the holder of the 2002 Warrant Shares obtainable upon the exercise of such 2002 Warrants regardless of any restriction or limitations on the exercise of such 2002 Warrants, such 2002 Warrant Shares shall be deemed to be in existence, and such Person shall be entitled to exercise the rights, and shall be subject to the obligations, of a holder of such 2002 Warrant Shares hereunder.

“ABRY” means ABRY Partners IV, L.P. and ABRY Investment Partnership, L.P., collectively.

“ABRY Shares” means (i) any Common Stock issued to ABRY in the Recapitalization, and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Affiliate” means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and, in the case of an individual, includes any relative or spouse of such individual, or any relative or such spouse, who has the same home as such individual. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Paragraphs 1G(j) and (k) hereof and the definition of Fair Market Value, with respect to ABRY, the term “Affiliate” shall also include any limited partner or general partner of either ABRY Partners IV, L.P. or ABRY Investment Partnership, L.P. and any Affiliate of any such general partner or limited partner.

“Appraisal Firm” means a nationally-recognized investment banking or appraisal firm that, at the time in question, is not engaged, and during the three preceding years has not been engaged, by the Company or any Affiliate thereof.

“Approved Plan” means the 1999 Stock Plan, the 2001 Stock Plan and any other written stock option, stock purchase or similar incentive plan (or options to purchase up to 400,000 shares of Class A Common Stock) approved by the Board of Directors (with a majority of the Purchaser Directors concurring).

“Articles of Incorporation” means the Articles of Incorporation of the Company, as in effect from time to time.

“Assets” means the assets of the Company and its Subsidiaries on a consolidated basis as of the end of the preceding fiscal quarter as determined in accordance with GAAP.

“Austin Ventures” means Austin Ventures III and Austin Ventures V, collectively.

“Austin Ventures III” means Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P., collectively.

“Austin Ventures V” means Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P., collectively.

“Austin Ventures Recapitalization Stock” means the Series A Preferred Stock originally issued to Austin Ventures in the Recapitalization; provided that any such Series A Preferred Stock that is transferred pursuant to the Co-Sale Right described in Paragraph 2E shall thereupon cease to be Austin Ventures Recapitalization Stock.

“Board of Directors” means the board of directors of the Company.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $.01 per share.

“Common Stock” means, collectively, the Company’s Class A Common Stock and Class B Common Stock, par value $.01 per share, and any capital stock of any class of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Company Security” means any Equity Security of the Company.

“Confidential Information” means all information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including without limitation information disclosed by samples or demonstrations of processes, techniques or equipment) which is disclosed to any Shareholder prior to or subsequent to the date of this Agreement and which relates in any way to the Company or any of its Subsidiaries or Control Affiliates, their respective technology and their respective businesses, including any information received by any Shareholder in connection with any Board observer rights to which such Shareholder is entitled pursuant to Paragraph 1D above; provided that Confidential Information shall not include, as to any particular Shareholder, information that (a) was publicly known or otherwise known to such Shareholder at the time it was disclosed to such Shareholder, (b) subsequently becomes publicly known through no act or omission by such Shareholder or any Person acting on its behalf, (c) otherwise becomes known to such Shareholder (other than through disclosure by the Company or any Subsidiary or Control Affiliate) from a source that, to the knowledge of such Shareholder, is not subject to a requirement of confidentiality with respect to the Company or any Subsidiary or Control Affiliate or such information or (d) constitutes financial statements delivered to such Shareholder that are otherwise publicly available.

“Control Affiliate” means an Affiliate in which the Company (directly or indirectly) owns or holds any Equity Securities.

“Convertible Securities” has the meaning set forth in Paragraph 2B(d).

“Debt Amount” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“Dividend Election” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“Dividend Election Date” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“Dividend Election Period” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“EBITDA (LQA)” has the meaning set forth in the Articles of Incorporation.

“Equity Securities” means any capital stock, joint venture interest or similar equity security, including without limitation, securities containing equity features and securities containing profit participation features, or any security convertible, exercisable, or exchangeable, with or without consideration, into or for any stock, joint venture interest or similar equity security, or any security carrying any warrant or right to subscribe for or purchase any stock, joint venture interest or similar security, or any such warrant or right.

“Fair Market Value” means the value of the Company Securities in question (a) determined in good faith by the Board if 20% or more of such Company Securities are being issued to one or more Persons that are neither ABRY nor an Affiliate of ABRY and (b) either as agreed by the Company and the holders of a majority of the Series A Preferred Stock or, in the absence of such an agreement, as determined by an Appraisal Firm selected by the holders of a majority of the Series A Preferred Stock and approved by the Company (such consent not to be unreasonably withheld or delayed), if more than 80% of such Company Securities are being issued to Persons that are either ABRY or an Affiliate of ABRY. The determination of such Appraisal Firm shall be final and binding on the Company and the holders of the Series A Preferred Stock, and the fees and expenses of such Appraisal Firm shall be paid by the Company.

“fair market value” means the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for the asset.

“Final Dividend Election Period” means the 30-day period subsequent to the date upon which EBITDA (LQA) for the quarterly period ending on June 30, 2008 is finally determined pursuant to Paragraph 4D of the Articles of Incorporation.

“Funded Debt” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“GAAP” means, at any date of determination, generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any Federal, state, local or foreign government, or other entity (including any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Heller Warrant” means the Company’s Warrant for the purchase (subject to adjustment as provided therein) of 367,238 shares of Class B Common Stock, issued to Heller Financial, Inc. pursuant to that certain Warrant Agreement, by and between the Company and Heller Financial, Inc., dated November 10, 1994, as amended by that certain First Amendment to Warrant Agreement, dated as of June 15, 1998 (the “Heller Warrant Agreement”).

“Hull Partnership” means the Hull Family Limited Partnership, L.P.

“Leverage Multiple” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“Management Shareholder” means the individuals set forth on the Schedule of Management Shareholders attached hereto and any other officer or employee of the Company or its Subsidiaries to whom the Company issues or transfers Common Stock, including upon exercise of any options, warrants or any other Company Securities.

“Measurement Date” means any date upon which the Company or any Subsidiary or Control Affiliate acquires an ancillary business.

“Permitted Leverage Multiple” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

“Permitted Transfer” means (a) in the case of any Shareholder that is an individual, a transfer of any or all of the shares of Company Securities owned by such Shareholder to his spouse or children, or to family partnerships, trusts or other entities established for the benefit of his spouse or children; provided that the transferee grants to the transferor an irrevocable proxy coupled with an interest to vote all of the shares of Company Securities so transferred and agrees to be bound by all of the provisions of this Agreement, including, without limitation, Paragraphs 2A, 2B and 2E of this Agreement, to the same extent as the transferor was bound; (b) in the case of any Shareholder that is a partnership, limited liability company, corporation, trust or other entity other than an individual, a transfer of any or all of the shares of Company Securities owned by such Shareholder (i) to its Affiliates, (ii) to its general or limited partners, members, shareholders or beneficiaries, or (iii) to an entity owned by or organized for the benefit of the general or limited partners, members, shareholders, officers, directors, employees, Affiliates or beneficiaries of such Shareholder, as applicable; provided that, in each case, the transferee agrees to be bound by all of the provisions of this Agreement, including, without limitation, Paragraphs 2A, 2B and 2E of this Agreement, to the same extent as the transferor was bound; and (c) in the case of any Shareholder, a pledge of any or all of the shares of Company Securities owned by such Shareholder to secure the repayment of any bona fide indebtedness owing by such Shareholder, the Company or any Subsidiary of the Company to a financial institution; provided that such Shareholder retains the power to vote the shares of Company Securities so pledged until such time as the pledgee shall have realized upon the pledge and that the provisions of this Agreement, including, without limitation, Part 2 of this Agreement, shall be applicable to the shares of Company Securities so pledged to the same extent as the pledgor is bound.

“Permitted Transferee” means any Person (other than the Company) who shall acquire any shares of Company Securities in a Permitted Transfer.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or other similar entity or organization or a Governmental Authority.

“Preferred Holders” means the holders of the shares of Series A Preferred Stock.

“Qualified Investment Banker” shall be the investment banking firm selected by the Directing Holders from a list of three nationally recognized investment banking firms (no more than three of which firms, at the time such list is compiled, shall be engaged, or during the preceding two years shall have been engaged, by the Company or any Affiliate thereof) compiled by the Company promptly following the receipt of a Sale Notice.

“Qualified Public Offering” means the sale of the Common Stock in a firm commitment, underwritten public offering registered under the Securities Act (other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to an employee benefit plan of the Company) at a price (prior to underwriters’ commissions and expenses) equal to or exceeding $6.50 per share (as adjusted for subdivisions and combinations of shares of Common Stock and dividends on Class A Common Stock payable in shares of Class A Common Stock) and resulting in gross proceeds of at least $50 million.

“Recapitalization Common Stock” means (i) any Common Stock issued in the Recapitalization, (ii) the 2002 Warrant Shares, (iii) any Common Stock issued upon conversion of the Series A Preferred Stock, (iv) any Common Stock issued or issuable with respect to the securities referred to in clauses (i), (ii) and (iii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Restricted Stock” means any Common Stock or Series A Preferred Stock now owned or subsequently acquired by any Shareholder of the Company or a transferee of a Shareholder in a Permitted Transfer or pursuant to Sections 2B, 2D and 2E of this Agreement, in each case other than the ABRY Shares; provided that the ABRY Shares shall be deemed to be Restricted Stock during any Transfer Period; provided further, that no shares of Common Stock acquired by any Person in the public markets following a public offering of the Common Stock registered under the Securities Act shall be deemed to be a Restricted Stock.

“Revenues” means the revenues of the Company and its Subsidiaries on a consolidated basis for the preceding fiscal quarter, as determined in accordance with GAAP, multiplied by four.

“Sale of the Company” means either (i) a sale of all or substantially all of the issued and outstanding Company Securities, (ii) a sale of all or substantially all of the assets and business of the Company and a liquidation of the Company following such sale, or (iii) a merger or consolidation of the Company with or into another Person, in each case for cash or securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force and the rules promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force and the rules promulgated thereunder.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01 per share, more fully described in the Articles of Incorporation.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which are owned by the Company or any Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Company or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

“transfer” means a sale, assignment, transfer, pledge, encumbrance or other disposition.

“Transfer Period” means any time when ABRY and its Affiliates collectively hold less than (A) 75% of the number of shares of Common Stock such Persons collectively hold immediately following the Recapitalization (as appropriately and equitably adjusted for stock splits, stock combinations and the like) or (B) 32.4% of the Common Stock on a fully diluted as if converted basis.

“Triggering Funded Debt” has the meaning set forth in the Articles of Incorporation, as of the date hereof.

5. Confidential Information.

Each Shareholder agrees (as to itself) that it will, and will cause each Observer that it designates to, maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Shareholder in good faith to protect confidential information of third parties delivered to it and will not use (and will cause each Observer that it designates not to use) any Confidential Information other than for a purpose reasonably related to such Shareholder’s investment in the Company; provided that each Shareholder and each Observer that it designates may deliver or disclose Confidential Information to (i) such Shareholder’s directors, officers, employees, agents, partners, attorneys, affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by the Company Securities held by such Shareholder) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Paragraph 5, (ii) any other holder of any Company Securities that is bound by this Paragraph 5 to the same extent as such Shareholder, (iii) any Person to which such Shareholder may transfer, sell or offer to transfer or sell any Company Securities or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Paragraph 5 to the same extent as such Shareholder), (iv) any Person from which such Shareholder may offer to purchase any Company Security (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Paragraph 5 to the same extent as such Shareholder), (v) any federal or state regulatory authority having jurisdiction over such Shareholder, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Shareholder’s investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any applicable law, rule, regulation or order, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation.

6. General Provisions.

6A. Transfer Conditions. Prior to any proposed transfer of any Series A Preferred Stock or Common Stock (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer, in reasonable detail, and, if requested by the Company, shall be accompanied, at such holder’s expense, by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company (it being agreed that Testa, Hurwitz & Thibeault, LLP, Vinson & Elkins L.L.P., Kirkland & Ellis LLP, Schiff Hardin LLP and Jenkens & Gilchrist, P.C. are satisfactory counsel), addressed to the Company, to the effect that the proposed transfer of the Series A Preferred Stock, 2002 Warrant Shares or Common Stock may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Securities and Exchange Commission (the “Commission”) to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Series A Preferred Stock, 2002 Warrant Shares or Common Stock shall be entitled to transfer such Series A Preferred Stock, 2002 Warrant Shares or Common Stock in accordance with the terms of the notice delivered by the holder to the Company and subject to the other provisions of this Agreement. Each certificate evidencing the Series A Preferred Stock, 2002 Warrant Shares or Common Stock transferred as provided above shall bear, except if such transfer is made pursuant to Rule 144 under the Securities Act, the appropriate restrictive legend set forth below, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each holder of Series A Preferred Stock, 2002 Warrant Shares or Common Stock agrees that it will not request that a transfer of the Series A Preferred Stock, 2002 Warrant Shares or Common Stock be made (or that the appropriate restrictive legend described below hereof be removed from the certificate evidencing the Series A Preferred Stock, 2002 Warrant Shares or Common Stock) solely in reliance on Rule 144(k) under the Securities Act, if as a result of such proposed transfer the Company would be rendered subject to the reporting requirements of the Securities Exchange Act.

6B. Legends on Certificates.

(a) During the term of this Agreement, the Company shall affix to each certificate issued on or after the date hereof to a party hereto and evidencing Series A Preferred Stock, 2002 Warrant Shares or Common Stock a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION AND VOTING THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF JULY 14, 2004, AMONG THE COMPANY AND CERTAIN SHAREHOLDERS, AS IN EFFECT FROM TIME TO TIME. A COPY OF THE SHAREHOLDERS AGREEMENT AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS

CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

(b) During the term of this Agreement, the Company shall not effect any transfer of Series A Preferred Stock, 2002 Warrant Shares or Common Stock evidenced by a certificate issued prior to the date hereof and held by any party to this Agreement until it has advised the proposed transferee of such Series A Preferred Stock, 2002 Warrant Shares or Common Stock, as applicable, that such Series A Preferred Stock, 2002 Warrant Shares or Common Stock, as applicable, is subject to the restrictions on transfer and voting arrangements set forth in this Agreement and provided such proposed transferee with a copy of this Agreement and any applicable amendments. The Company shall make a notation on its records and give instructions to any transfer agent of the Series A Preferred Stock, 2002 Warrant Shares or Common Stock, as applicable, in order to implement the restrictions on transfer established in this Agreement.

6C. Termination; Amendment and Waiver.

(a) This Agreement shall terminate upon the earlier to occur of (i) the written agreement of (A) the holders of a majority of the Recapitalization Common Stock then outstanding (so long as such holders include holders of a majority of the ABRY Shares) and (B) the holders of a majority of the Series A Preferred Stock, if any Series A Preferred Stock is then outstanding, (ii) the acquisition by a single purchaser or group of purchasers of all of the issued and outstanding shares of the Series A Preferred Stock, 2002 Warrant Shares and Common Stock or (iii) the closing of a Qualified Public Offering.

(b) No amendment, modification or waiver of this Agreement or any provision hereof shall be effective unless made by the written agreement of the holders of a majority of the shares of Recapitalization Common Stock (so long as such holders include holders of a majority of the ABRY Shares) and (i) in the case of any amendment, modification or waiver to any provision of Paragraph 1A(b), the first sentence of Paragraph 1B, Paragraph 1C, 1D, 1E, 1G, 1H, or 1I, the first sentence of Paragraph 2A(a), Paragraph 2B(a), 2C or 2E, Part 3 of this Agreement, the definition of any defined term set forth in Part 4 of this Agreement as such term is used (directly or indirectly by use in the definition of a term that itself is used in the definition of another term) in Paragraph 1A(b), the first sentence of Paragraph 1B, Paragraph 1C, 1D, 1E, 1G, 1H or 1I, the first sentence of Paragraph 2A(a), Paragraph 2B(a), 2C or 2E, or Part 3 of this Agreement, the definition of Transfer Period, or this Section 6(b)(i), holders of a majority of the shares of the Series A Preferred Stock outstanding, if any, (ii) in the case of any amendment, modification, or waiver which adversely affects the rights or interests of the holders of the 2002 Warrant Shares, the holders of at least 66 2/3% of the 2002 Warrant Shares and (iii) in the case of any amendment, modification or waiver of Section 2(A) or 2(B) that is not governed by clause (ii) above and the definition of any defined term set forth in Part 4 of this Agreement as such term is used (directly or indirectly by use in the definition of a term that itself is used in the definition of another term), holders of a majority of the Common Stock on a fully diluted as if converted basis. Notwithstanding anything else contained herein, at such time as there is no Series A Preferred Stock outstanding, no amendment, modification or waiver of this Agreement or any provision hereof that adversely affects holders of Common Stock issued upon the conversion of the Austin Ventures Recapitalization Stock vis-á-vis the holders of the ABRY Shares shall be effective unless approved by holders of a majority of the shares of Common Stock issued upon the conversion of the Austin Ventures Recapitalization Stock.

6D. Notices. All notices referred to herein will be in writing and will be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the address set forth below. Each such notice, request, demand, or other communication shall be deemed to have been given and received on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone), or on the third day following the date of mailing, if mailed in accordance with this paragraph, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this paragraph shall be deemed to have been given on the date actually received. Any shareholder may change its address for purposes of this paragraph by giving written notice of such change to the corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

To the Company:	Monitronics International, Inc.
12801 Stemmons Freeway
Suite 821
Dallas, TX 75234
Facsimile: (972) 919-1985
Attn: James R. Hull

With copies to:	Vinson & Elkins L.L.P.
2001 Ross Avenue
Suite 3700
Dallas, TX 75201
Facsimile: (214) 999-7714
Attn: Christine A. Hathaway

and

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Facsimile: (212) 446-4900
Attn: John L. Kuehn

to holders of Recapitalization Common Stock to their addresses set forth on the Schedule of Holders of Recapitalization Common Stock,

With a copy to:	If to Austin Ventures:
Jenkens & Gilchrist, P.C.
A Professional Corporation
1445 Ross Avenue
Suite 3200
Dallas, TX 75202-2799
Facsimile: (214) 855-4300
Attn: Gregory J. Schmitt

and

If to ABRY:
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Facsimile: (212) 446-4900
Attn: John L. Kuehn

If to NYLife

New York Life Investment Management LLC
51 Madison Avenue, Room 1004
New York, NY 10010
Facsimile: (212) 576-8340
Attn: Office of General Counsel

and

Arnold & Porter
399 Park Avenue
New York, NY 10022-4690
Facsimile: (212) 715-1399
Attn: Christine D. Rogers, Esq.

and

If to PPM:
PPM America Private Equity Fund L.P.
225 W. Wacker Drive, Suite 1100
Chicago, IL 60606
Facsimile: (312) 634-0044
Attn: Bruce Saewitz

and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attn: John A. Weissenbach

and

If to CRL:
Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Facsimile: (617) 248-7100
Attn: Andrew E. Taylor, Jr.

and

If to NML:
Schiff Hardin & Waite
6600 Sears Tower
Chicago, IL 60606
Facsimile: (312) 258-5600
Attn: Andrew A. Kling

and to the Common Shareholders, to their addresses set forth on the Schedule of Common Shareholders or, in each case, to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

6E. Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

6F. Entire Agreement. This Agreement and the addendum, exhibits and schedules hereto embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6G. Further Assurances. Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated herein.

6H. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be one and the same document.

6I. Reorganization; Certain Restrictions on Application. The provisions of this Agreement shall apply to any Equity Securities resulting from any stock split or reverse stock split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares of Company Securities and to any shares of Company Securities or shares of Equity Securities of any successor company which may be received by any of the parties hereto by virtue of their respective ownership of any shares of Company Securities. Notwithstanding any other provision of this Agreement, shares of Common Stock acquired by any Person in the public markets following a public offering of the Common Stock shall not be subject to or governed by the terms of this Agreement or counted for purposes of determining such Person’s ownership interests under this Agreement.

6J. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6K. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6L. Binding Effect. Except as otherwise expressly provided herein, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective heirs, personal representatives, successors and transferees of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, unless expressly provided otherwise, the provisions of this Agreement which are for any Preferred Holder’s benefit as a purchaser or holder of shares of Preferred Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock and (ii) for any Warrant Holder’s benefit as a purchaser or holder of 2002 Warrants or 2002 Warrant Shares are also for the benefit of, and enforceable by, any subsequent holder of 2002 Warrants and 2002 Warrant Shares.

6M. Exception for Pledge. The parties acknowledge that pursuant to the terms of (a) an Amended and Restated Pledge Agreement, dated as of July 14, 2004 (as amended and/or restated from time to time, the “Pledge Agreement”), by and between Austin Ventures, CRL, ABRY, NY Life, PPM, Hull Partnership, James R. Hull, individually, Robert Sherman, individually, Michael Gregory, individually, Michael Meyers, individually, and Stephen Hedrick, individually (collectively, the “Pledgors”) and Fleet National Bank, as Administrative Agent (the “Secured Party”) for the lenders from time to time party to the Credit Agreement (the “Lenders”), and (b) a Pledge Agreement, dated as of August 25, 2003 (as amended and/or restated from time to time, the “NML Pledge Agreement”), by and between The Northwestern Mutual Life Insurance Company (“NML”) and the Secured Party, certain Company Securities, as identified on Schedule I to the Pledge Agreement and the NML Pledge Agreement (collectively, the “Pledged Securities”), have been pledged by the Pledgors and NML for the benefit of the Lenders. The parties hereto acknowledge and consent to such pledge of the Pledged Securities and, notwithstanding any provision in this Agreement to the contrary, hereby agree that any purchaser of such Pledged Securities, including the Secured Party or the Lenders, who acquires the Pledged Securities pursuant to the terms of the Pledge Agreement and/or the NML Pledge Agreement shall take the Pledged Securities free and clear of all terms of this Agreement and neither such Persons nor such Pledged Securities shall thereafter be subject to any term or condition of this Agreement.

6N. Termination of the Third Amended and Restated Co Sale Agreement. Upon the receipt of the written consent of the requisite shareholders party to the Co Sale Agreement and the Company in accordance with the terms of Paragraph 2B of the Co Sale Agreement, as evidenced by the execution of this Agreement by the Company and such requisite shareholders party to the Co Sale Agreement, this Agreement shall supersede the Co Sale Agreement, and the Co Sale Agreement shall be terminated and all rights and obligations pursuant thereto shall be of no further force and effect as of the date hereof.

6O. Amendment of Prior Agreement.

(a) Upon the receipt of the written consent of the requisite shareholders party to the Prior Agreement and the Company in accordance with the terms of Paragraph 5C of the Prior Agreement, as evidenced by the execution of this Agreement by the Company and such requisite shareholders party to the Prior Agreement, this Agreement shall supersede the Prior Agreement, and such Prior Agreement shall be terminated and all rights and obligations pursuant thereto shall be of no further force and effect as of the date hereof.

(b) All parties to the Prior Agreement and Persons bound thereby shall now be bound by the terms hereof. Notwithstanding the fact that the signature pages hereto may name one or more Persons who have not executed this Agreement, this Agreement will be a valid and effective amendment and restatement of the Prior Agreement, and will be binding on all parties to the Prior Agreement in accordance with the terms of Paragraph 5C of the Prior Agreement, when it has been executed by the Company and the requisite shareholders party to the Prior Agreement.

6P. Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable, of this Agreement. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. All terms used herein but not otherwise defined shall have the meaning ascribed to such terms in accordance with GAAP to the extent applicable. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision of this Agreement or the intent of the parties hereto with respect to this Agreement.

* * * *

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Shareholders Agreement as of the date first above written.

MONITRONICS INTERNATIONAL, INC.

By:	/s/ JAMES R. HULL
James R. Hull,
President

AUSTIN VENTURES III-A, L.P.

By:	AV Partners III, L.P.,
Its General Partner

By:	/s/ BLAINE F. WESNER
Blaine F. Wesner,
Authorized Signatory

AUSTIN VENTURES III-B, L.P.

By:	AV Partners III, L.P.,
Its General Partner

By:	/s/ BLAINE F. WESNER
Blaine F. Wesner,
Authorized Signatory

AUSTIN VENTURES V, L.P.

By:	AV Partners V, L.P.,
Its General Partner

By:	/s/ BLAINE F. WESNER
Blaine F. Wesner,
General Partner

AUSTIN VENTURES V AFFILIATES FUND, L.P.

By:	AV Partners V, L.P.,
Its	General Partner

By:	/s/ BLAINE F. WESNER
Blaine F. Wesner,
General Partner

CAPITAL RESOURCE LENDERS II, L.P.

By:	Capital Resource Partners II, L.P.,
Its	General Partner

By:	/s/ ROBERT C. AMMERMAN
General Partner

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P.,
Its	General Partner

By:	ABRY Capital Partners, LLC,
Its	General Partner

By:	/s/ JAY M. GROSSMAN
Name: Jay M. Grossman
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC,
Its	General Partner

By:	/s/ JAY M. GROSSMAN
Name: Jay M. Grossman
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ DAVID A. BARRAS
Name: David A. Barras
Title: Authorized Representative

PPM AMERICA PRIVATE EQUITY FUND LP

By:	PPM America Capital Partners, LLC
Its:	General Partner

By:	/s/ BRUCE SAEWITZ
Name: Bruce Saewitz
Title: Senior Partner

By:	/s/ AUSTIN KRUMPFES
Name: Austin Krumpfes
Title: Associate

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Managers LLC
Its:	Investment Manager

By:	/s/ JOHN E. SCHUMACHER
Name: John E. Schumacher
Title: President and CEO

HULL FAMILY LIMITED PARTNERSHIP, L.P.

By:	James R. Hull Management Trust,
Its	General Partner

By:	/s/ JAMES R. HULL
James R. Hull, Trustee

/s/ ROBERT N. SHERMAN
Robert N. Sherman

/s/ MICHAEL MEYERS
Michael Meyers

/s/ STEPHEN HEDRICK
Stephen Hedrick

/s/ MICHAEL GREGORY
Michael Gregory

SCHEDULE OF COMMON SHAREHOLDERS

Existing Investors:

ABRY Partners IV, L.P.

ABRY Investment Partnership, L.P.

Capital Resource Lenders II, L.P.

Michael Gregory

Stephen Hedrick

Hull Family Limited Partnership, L.P.

Michael Meyers

Robert N. Sherman

New Investors:

PPM America Private Equity Fund LP

New York Life Capital Partners II, L.P.

SCHEDULE OF WARRANT HOLDERS

The Northwestern Mutual Life Insurance Company

SCHEDULE OF PREFERRED SHAREHOLDERS

Austin Ventures III-A, L.P.

Austin Ventures III-B, L.P.

Austin Ventures V, L.P.

Austin Ventures V Affiliates Fund, L.P.

SCHEDULE OF MANAGEMENT SHAREHOLDERS

1.	Hull Family Limited Partnership, L.P.

c/o Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

2.	Robert N. Sherman

c/o Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

3.	Michael Meyers

c/o Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

4.	Stephen Hedrick

c/o Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

5.	Michael Gregory

c/o Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

SCHEDULE OF HOLDERS OF RECAPITALIZATION COMMON STOCK

1.	Austin Ventures III-A, L.P.

Austin Ventures III-B, L.P.

Austin Ventures V, L.P.

Austin Ventures V Affiliates Fund, L.P.

300 West 6th Street

Suite 2300

Austin, TX 78701

Facsimile: (512) 476-3952

Attn: Blaine F. Wesner

2.	Capital Resource Lenders II, L.P.

c/o Capital Resource Partners

85 Merrimac Street

Suite 200

Boston, MA 02114

Facsimile: (617) 723-9819

Attn: Stephen M. Jenks

3.	ABRY Partners IV, L.P.

ABRY Investment Partnership, L.P.

18 Newbury Street

Boston, MA 02116

Facsimile: (617) 859-7205

Attn: Jay Grossman

4.	New York Life Capital Partners II, L.P.

51 Madison Avenue

Suite 3009 (30th Floor)

New York, NY 10010

Facsimile: (212) 576-5591

Attn: John Schumacher

5.	PPM America Private Equity Fund LP

c/o PPM America Capital Partners, LLC

225 W. Wacker Drive

Suite 1200

Chicago, IL 60606

Facsimile: (312) 634-0044

Attn: Bruce Saewitz

6.	The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Facsimile: (414) 665-7124

Attn: Securities Department

EXHIBIT A TO SHAREHOLDERS AGREEMENT

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is executed on and entered into as of             ,              (the “Effective Date”) by and between Monitronics International, Inc., a Texas corporation (the “Company”), and              (“Director”).

The Company is required or permitted under certain circumstances to indemnify directors of the Company against liability incurred by them in such capacities or by reason of occupying such position. The Company desires to have Director serve as a director of the Company, and Director desires to serve, provided that he is indemnified by the Company. This is the Indemnification Agreement referred to in the Fifth Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) entered into on May [    ], 2004 by the Company and the Shareholders named therein.

The parties agree as follows:

1. Definitions.

Unless the context requires otherwise, for purposes of this Agreement:

(a) “Act” shall mean the Texas Business Corporation Act, as in effect on the date of this Agreement and as hereafter amended, and any successor statute; provided that, for purposes of this Agreement, any amendment of such Act that reduces the rights of Director will be given effect only to the extent required by such Act as amended;

(b) the terms “proceedings,” “expenses” and other terms defined in Article 2.02-1 of the Act are used herein with the meanings as so defined under the Act; and

(c) the phrase “serving in a representative capacity at the request of the Company” means serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

2. Indemnity.

(a) The Company agrees to indemnify Director to the fullest extent permitted by the Act, as soon as practicable but in any event no later than 30 days after receipt by the Company of any claim for indemnity hereunder against expenses judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement of such proceeding) incurred by or on behalf of Director in connection with any proceeding in which Director was, is or is threatened to be a named a party to or witness or other participant in such proceeding because he is or was a director or officer of the Company or because he is or was serving in a representative capacity at the request of the Company.

Exhibit A, Page 1

(b) Reasonable expenses incurred by Director in connection with a proceeding referred to in Paragraph 2A in advance of the final disposition of the proceeding and without the determination specified in Sections F or G of Article 2.02-1 of the Act, promptly upon receipt by the Company of:

(i) a written affirmation by Director of his good faith belief that he has met the standard of conduct necessary for indemnification under the Act; and

(ii) a written undertaking by or on behalf of the Director to repay the amount paid or reimbursed pursuant to this Paragraph 2B if it is ultimately determined that he has not met the standard of conduct necessary for indemnification under the Act or if it is ultimately determined that indemnification of Director against expenses incurred by him in connection with that proceeding is prohibited by Section E of Article 2.02-1 of the Act.

(c) This Agreement makes mandatory the indemnification permitted under Section B of Article 2.02-1 of the Act with respect to expenses incurred in connection with a proceeding described in such provision and shall be deemed to constitute authorization of indemnification in the manner required by the Act.

3. Notification and Defense of Claim.

(a) Promptly after receipt by Director of notice of the commencement of any proceeding in which Director was, is or is threatened to be a named a party to or witness or other participant in such proceeding, if a claim for indemnity in connection with such proceeding is to be made against the Company under this Agreement, will promptly notify the Company of the commencement thereof. With respect to any such proceeding other than a proceeding brought by or on behalf of the Company or as to which Director shall have made the determination provided for in (ii) below, the Company will be entitled to participate therein at its own expense, and the Company may assume the defense thereof with counsel satisfactory to Director. After notice from the Company to Director of its election to assume the defense thereof, the Company will not be liable to indemnify Director under this Agreement against expenses subsequently incurred by Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to select and employ counsel in a proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be borne by Director unless (i) the employment of such counsel by Director has been authorized by the Company, (ii) Director shall have reasonably concluded that there may be a conflict of interest between the Company and Director in the conduct of the defense of such proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, and in each case the fees and expenses of counsel shall be subject to the indemnity provided hereunder by the Company; provided, however, that in the event any other person indemnified by the Company (unless Director has reasonably concluded that there may be a conflict of interest between Director and such other person) is also named or threatened to be named defendant or respondent in a proceeding referred to in (ii) above, the fees and expenses of only one counsel employed by Director and all such other persons shall be subject to indemnity hereunder.

Exhibit A, Page 2

(b) Promptly following receipt by the Company from Director of any claim for indemnity hereunder, the Company shall in good faith make or cause to be made any determination as to reasonableness of expenses and determination that indemnification is permissible as may be required pursuant to the Act and, as soon as practicable, but in any event no later than 30 days after receipt by the Company of any claim for indemnity hereunder, following such determination, the Company shall pay or cause to be paid to Director in cash the amount of the expenses indemnified hereunder and so determined to be reasonable and permissible. Such payment shall be made out of the assets of the Company.

4. Miscellaneous.

(a) The Company expressly confirms and agrees that it has entered into this Agreement in order to induce Director to serve or continue to serve as a director or in a representative capacity at the request of the Company, and acknowledges that Director is relying upon this Agreement in continuing in such capacity and in serving as a director of the Company or in a representative capacity at the request of the Company hereafter, whether or not Director serves in any such capacity on the date of this Agreement. All agreements and obligations of the Company contained herein shall continue during the period that Director serves as a director of the Company or in a representative capacity at the request of the Company and thereafter so long as Director shall be subject to any possible claim or pending, threatened or completed proceeding by reason of the fact that Director was a director or served in any other representative capacity.

(b) In the event Director is required to bring any action to enforce his rights or to collect any amount due him under this Agreement and is successful in such action, the Company shall reimburse Director for all of Director’s fees and expenses (including, without limitation, reasonable attorney’s fees) in bringing and pursuing such action.

(c) Each of the provisions (including any provision within a single Paragraph or sentence) of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such remaining provisions shall remain enforceable to the fullest extent permitted by law.

(d) This Agreement shall be interpreted and enforced in accordance with the internal laws but not the law of conflicts of the State of Texas.

(e) This Agreement and the terms hereof shall be binding upon and inure to the benefit of the Company and Director, and their respective successors and assigns.

(f) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(g) The-indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Director may be entitled under any provision of the Act, the Articles of

Exhibit A, Page 3

Incorporation or bylaws of the Company or of any other corporation, or any other agreement or otherwise. To the extent that a change in the Act (whether by statute or judicial decision) permits greater indemnification by agreement than would be affording currently under the Company’s bylaws and this Agreement, it is the intent of parties hereto that Director shall enjoy by this Agreement the greater benefits so afforded by such change.

(h) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by cable, telex, facsimile transmission, telegram or overnight delivery service, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to each party at the address indicated below:

If to the Director:

______________________________

______________________________

______________________________

______________________________

Facsimile:

Attn:

If to the Company:

Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, TX 75234

Facsimile: (972) 919-1985

Attn: President

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Exhibit A, Page 4

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

MONITRONICS INTERNATIONAL, INC.

By:
James R. Hull, President

EXHIBIT B TO SHAREHOLDERS AGREEMENT

ADDENDUM AGREEMENT TO FIFTH AMENDED

AND RESTATED SHAREHOLDERS AGREEMENT

This Addendum Agreement is executed on and effective as of                             , by and among                              (the “New Shareholder”), the New Shareholder’s Spouse (if any), and Monitronics International, Inc., a Texas corporation (the “Company”).

The Fifth Amended and Restated Shareholders Agreement dated May [    ], 2004 (the “Shareholders Agreement”) among the Company and certain shareholders of the Company provides that all persons prior to becoming shareholders of the Company must enter into an Addendum Agreement binding such person and such person’s spouse (if any) to the Shareholders Agreement to the same extent as if they were original parties thereto. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Shareholders Agreement.

Therefore, the New Shareholder and the spouse of the New Shareholder (if any) hereby agree to be bound by all terms and conditions of the Shareholders Agreement to the same extent as if they were original signatories to the Shareholders Agreement and were a [insert type of holder](*). This Addendum Agreement shall be attached to and become part of the Shareholders Agreement.

NEW SHAREHOLDER:

Signature

Spouse of New Shareholder

COMPANY:

MONITRONICS INTERNATIONAL, INC.

By:
Title:

*	In each case where the New Shareholder is a transferee of Company Securities from a party to the Shareholders Agreement, based upon the type of Company Security the New Shareholder has acquired, the New Shareholder shall be deemed either a Preferred Holder and/or a Common Shareholder with respect to each such Company Security. In all other cases, the New Shareholder shall be deemed a Common Shareholder.